Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including additional amendments thereto) with respect to the shares of Common Stock, par value $0.001 per share, of CytRx Corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: February 14, 2022

Armistice Capital, LLC

By:	/s/ Steven Boyd
Steven Boyd
Managing Member

/s/ Steven Boyd
Steven Boyd